EXHIBIT 21.1

SUBSIDIARIES OF HAEMONETICS CORPORATION

Name	Jurisdiction of Incorporation
Haemonetics S.A., with branches in Russia and Lebanon	Switzerland
Haemonetics IP HC Sarl	Switzerland
Haemonetics Scandinavia, AB	Sweden
Haemonetics GmbH	Germany
Haemonetics France S.a.r.l.	France
Haemonetics Limited	England
Haemonetics (U.K.) Limited	Scotland
Haemonetics Japan G.K.	Japan
Haemonetics Belgium N.V.	Belgium
Haemonetics B.V.	Netherlands
Haemonetics Italia S.r.l.	Italy
Haemonetics HmbH	Austria
Haemonetics Asia Inc., with branch in Taiwan	Delaware
Haemonetics Hong Kong Ltd., with branch in India	Hong Kong
Haemonetics CZ, s.p.o.l., s.r.o.	Czech Republic
Haemonetics Medical Devices (Shanghai) Trading Co. Ltd.	People's Republic of China
Transfusion Technologies Corporation	Delaware
5D Information Management, Inc.	Delaware
Haemonetics Canada, Ltd.	British Columbia, Canada
Haemonetics Massachusetts Security Corp.	Massachusetts
Haemonetics Korea, Inc.	Korea
Arryx, Inc.	Nevada
Haemoscope Corporation	Massachusetts
Haemonetics Hospitalar, LTDA	Brazil
Global Med Technologies, Inc	Colorado
Haemonetics International Holdings, Gmbh	Switzerland
Haemonetics International Finance S.a.r.l.	Luxembourg
Inlog Holdings France SAS	France
Inlog	France
Inlog Deutschland Gmbh	Germany